Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054

www.svb.com

For release at 1:00 P.M. (Pacific Time)	Contact:
July 22, 2010	Meghan O’Leary
Investor Relations
(408) 654-6364

NASDAQ: SIVB

SVB FINANCIAL GROUP ANNOUNCES 2010 SECOND QUARTER FINANCIAL RESULTS

SANTA CLARA, Calif. — July 22, 2010 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the second quarter ended June 30, 2010.

Consolidated net income available to common stockholders for the second quarter of 2010 was $21.1 million, or $0.50 per diluted common share, compared to $18.6 million, or $0.44 per diluted common share, for the first quarter of 2010, and $7.8 million, or $0.24 per diluted common share, for the second quarter of 2009.

Highlights of our second quarter 2010 results (compared to first quarter 2010, unless otherwise noted) included:

•

An increase in period-end loan balances of $244.9 million, or 5.8 percent, to $4.5 billion at June 30, 2010, compared to $4.2 billion at March 31, 2010. Average loan balances held steady at $4.1 billion for the second quarter of 2010. During the second quarter of 2010, we added 375 new loan clients, resulting in $271.1 million in new funded loans.

•

A lower provision for loan losses of $7.4 million for the second quarter of 2010, compared to $10.7 million for the first quarter of 2010. Net charge-offs were $3.9 million for the second quarter of 2010, $11.0 million lower than net charge-offs for the first quarter of 2010. Overall, our allowance for loan losses increased by $3.5 million to $71.8 million at June 30, 2010, primarily due to an increase in period-end loan balances.

•

An increase in net interest income (fully taxable equivalent basis) of $5.6 million, primarily due to an increase of $4.6 million in interest income mainly from growth in average interest-earning investment securities balances of $1.2 billion, or 29.5 percent, funded with excess cash which has increased as a result of our continued growth in deposits.

•	Growth in average deposit balances of $938.2 million, or 8.6 percent, of which $493.8 million was from noninterest-bearing demand deposits.

•

A decrease in noninterest income of $9.1 million, or 18.5 percent, primarily due to lower net gains on investment securities of $4.8 million for the second quarter of 2010, compared to $16.0 million for the first quarter of 2010. Net of noncontrolling interests, net gains on investment securities were $1.2 million for the second quarter of 2010, compared to $3.2 million for the first quarter of 2010.

•

On June 16, 2010, we repurchased the warrant issued to the U.S. Treasury in connection with our previous participation in the Capital Purchase Program (“CPP”). The total cash repurchase price was $6.8 million, which reduced our stockholders’ equity by $6.8 million. The repurchase did not have any impact on our net income available to common stockholders or diluted earnings per share.

Consolidated net income available to common stockholders for the six months ended June 30, 2010 was $39.7 million, or $0.94 per diluted common share, compared to a net loss applicable to common stockholders of $4.0 million, or $0.12 per diluted common share, for the comparable 2009 period.

“Overall, we are very pleased with our second quarter results. We grew period-end loans by almost $250 million – the first increase in that metric in six quarters,” said Ken Wilcox, President and CEO of SVB Financial Group. “Credit quality continued to improve, deposits grew, and our efforts to put our cash to work efficiently boosted net interest income to its highest level in our history.”

“The economy and the markets may still be struggling, but our results suggest that a growing sense of optimism is taking hold among our clients, and that optimism is beginning to drive demand.”

Second Quarter 2010 Summary

	Three months ended					Six months ended
				% Change from
(Dollars in millions, except share data and ratios)	June 30, 2010	March 31, 2010	June 30, 2009	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009	% Change
Income Statement:
Diluted earnings (loss) per common share	$0.50	$0.44	$0.24	13.6%	108.3%	$0.94	$(0.12)	NM %
Net income attributable to SVBFG	21.1	18.6	11.3	13.4	86.7	39.7	3.1	NM
Net income (loss) available to common stockholders	21.1	18.6	7.8	13.4	170.5	39.7	(4.0)	NM
Net interest income	106.4	100.8	91.7	5.6	16.0	207.3	183.2	13.2
Provision for loan losses	7.4	10.7	21.4	(30.8)	(65.4)	18.2	64.9	(72.0)
Noninterest income	40.2	49.3	28.3	(18.5)	42.0	89.4	22.7	NM
Noninterest expense	104.2	98.6	89.0	5.7	17.1	202.8	176.2	15.1
Non-GAAP net income available to common stockholders (1)	21.1	18.6	7.8	13.4	170.5	39.7	0.1	NM
Non-GAAP diluted earnings per common share (1)	0.50	0.44	0.24	13.6	108.3	0.94	—	NM
Non-GAAP noninterest income, net of noncontrolling interests (1)	37.2	35.4	34.4	5.1	8.1	72.6	59.4	22.2
Non-GAAP noninterest expense, net of noncontrolling interests (1)	101.3	95.3	86.2	6.3	17.5	196.6	165.8	18.6

Fully Taxable Equivalent:
Net interest income (2)	$106.9	$101.4	$92.2	5.4%	15.9%	$208.3	$184.3	13.0%
Net interest margin	3.20%	3.30%	3.71%	(3.0)	(13.7)	3.25%	3.83%	(15.1)

Shares Outstanding:
Common	41,886,197	41,526,122	33,142,568	0.9%	26.4%	41,886,197	33,142,568	26.4%
Basic weighted average	41,720,015	41,404,501	32,951,905	0.8	26.6	41,558,102	32,960,239	26.1
Diluted weighted average	42,475,959	42,291,467	33,078,367	0.5	28.5	42,339,867	32,960,239	28.5

Balance Sheet:
Average total assets	$14,554.3	$13,565.4	$10,928.0	7.3%	33.2%	$14,062.6	$10,693.5	31.5%
Average loans, net of unearned income	4,112.0	4,115.6	4,780.0	(0.1)	(14.0)	4,113.8	4,947.2	(16.8)
Average interest-earning investment securities	5,191.3	4,010.1	1,832.7	29.5	183.3	4,604.0	1,649.4	179.1
Average noninterest-bearing demand deposits	7,204.7	6,710.9	5,132.8	7.4	40.4	6,959.2	4,886.1	42.4
Average interest-bearing deposits	4,700.7	4,256.3	3,299.7	10.4	42.5	4,479.7	3,295.5	35.9
Average total deposits	11,905.4	10,967.2	8,432.6	8.6	41.2	11,438.9	8,181.5	39.8
Average short-term borrowings	45.7	44.7	45.8	2.2	(0.2)	45.2	46.4	(2.6)
Average long-term debt	863.6	862.4	945.4	0.1	(8.7)	863.0	957.7	(9.9)
Period-end total assets	14,904.0	14,125.2	11,465.9	5.5	30.0	14,904.0	11,465.9	30.0
Period-end loans, net of unearned income	4,450.2	4,205.2	4,844.3	5.8	(8.1)	4,450.2	4,844.3	(8.1)
Period-end investment securities	5,954.6	4,939.1	2,638.4	20.6	125.7	5,954.6	2,638.4	125.7
Period-end noninterest-bearing demand deposits	7,206.1	7,012.3	5,551.2	2.8	29.8	7,206.1	5,551.2	29.8
Period-end interest-bearing deposits	4,934.3	4,501.0	3,443.4	9.6	43.3	4,934.3	3,443.4	43.3
Period-end total deposits	12,140.4	11,513.3	8,994.6	5.4	35.0	12,140.4	8,994.6	35.0

Off-Balance Sheet:
Average total client investment funds	$15,503.5	$15,068.6	$16,450.5	2.9%	(5.8)%	$15,286.1	$17,075.9	(10.5)%
Period-end total client investment funds	16,003.2	15,058.5	15,972.8	6.3	0.2	16,003.2	15,972.8	0.2
Total unfunded credit commitments	5,276.5	5,251.3	4,963.7	0.5	6.3	5,276.5	4,963.7	6.3

Earnings Ratios:
Return on average assets (annualized) (3)	0.58%	0.55%	0.42%	5.5%	38.1%	0.57%	0.06%	NM %
Return on average common SVBFG stockholders’ equity (annualized) (4)	7.06	6.47	3.95	9.1	78.7	6.77	(1.02)	NM
Asset Quality Ratios:
Allowance for loan losses as a percentage of total gross loans	1.60%	1.61%	2.26%	(0.6)%	(29.2)%	1.60%	2.26%	(29.2)%
Gross charge-offs as a percentage of average total gross loans (annualized)	0.69	2.07	1.82	(66.7)	(62.1)	1.38	2.58	(46.5)
Net charge-offs as a percentage of average total gross loans (annualized)	0.38	1.46	1.74	(74.0)	(78.2)	0.91	2.50	(63.6)

Other Ratios:
Total risk-based capital ratio	19.82%	20.72%	18.46%	(4.3)%	7.4%	19.82%	18.46%	7.4%
Operating efficiency ratio (5)	70.82	65.44	73.86	8.2	(4.1)	68.10	85.09	(20.0)
Period-end loans, net of unearned income, to deposits	36.66	36.53	53.86	0.4	(31.9)	36.66	53.86	(31.9)
Average loans, net of unearned income, to deposits	34.54	37.53	56.68	(8.0)	(39.1)	35.96	60.47	(40.5)

Non-GAAP Ratios:
Tangible common equity to tangible assets (1)	8.29%	8.30%	6.94%	(0.1)%	19.5%	8.29%	6.94%	19.5%
Tangible common equity to risk-weighted assets (1)	15.82	16.01	10.54	(1.2)	50.1	15.82	10.54	50.1
Non-GAAP return on average assets (annualized) (1) (6)	0.58	0.55	0.42	5.5	38.1	0.57	0.14	NM
Non-GAAP return on average common SVBFG stockholders’ equity (annualized) (1) (7)	7.06	6.47	3.95	9.1	78.7	6.77	0.03	NM
Non-GAAP operating efficiency ratio (1)	70.27	69.72	68.05	0.8	3.3	70.00	68.04	2.9

Other Statistics:
Period-end SVB prime lending rate	4.00%	4.00%	4.00%	—%	—%	4.00%	4.00%	—%
Average SVB prime lending rate	4.00	4.00	4.00	—	—	4.00	4.00	—
Average full-time equivalent employees	1,277	1,270	1,258	0.6	1.5	1,274	1,258	1.3
Period-end full-time equivalent employees	1,289	1,271	1,260	1.4	2.3	1,289	1,260	2.3

NM- Not meaningful

(1)	To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of non-GAAP calculations to GAAP is provided below under the section “Use of Non-GAAP Financial Measures”.
(2)	Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 35.0 percent. The taxable equivalent adjustments were $0.5 million, $0.5 million and $0.6 million for the quarters ended June 30, 2010, March 31, 2010 and June 30, 2009, respectively. The taxable equivalent adjustments were $1.0 million and $1.1 million for the six months ended June 30, 2010 and 2009, respectively.

(3)	Ratio represents annualized consolidated net income attributable to SVB Financial Group (“SVBFG”) divided by quarterly average assets and year-to-date average assets.
(4)	Ratio represents annualized consolidated net income (loss) available to common stockholders divided by quarterly average SVBFG stockholders’ equity (excluding preferred equity) and year-to-date average SVBFG stockholders’ equity (excluding preferred equity).
(5)	The operating efficiency ratio is calculated by dividing noninterest expense by total taxable equivalent net interest income plus noninterest income.
(6)	Ratio represents non-GAAP annualized consolidated net income attributable to SVBFG (excluding a non-tax deductible goodwill impairment charge of $4.1 million recorded in the first quarter of 2009) divided by quarterly average assets and year-to-date average assets.
(7)	Ratio represents non-GAAP annualized consolidated net income available to common stockholders (excluding a non-tax deductible goodwill impairment charge of $4.1 million recorded in the first quarter of 2009) divided by quarterly average SVBFG stockholders’ equity (excluding preferred equity) and year-to-date average SVBFG stockholders’ equity (excluding preferred equity).

Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $106.9 million for the second quarter of 2010, compared to $101.4 million for the first quarter of 2010 and $92.2 million for the second quarter of 2009. The following table provides a summary of changes in interest income and interest expense attributable to both volume and rate changes from the first quarter to the second quarter of 2010. Changes that are not solely due to either volume or rate are allocated in proportion to the percentage changes in average volume and average rate:

	Q2’10 compared to Q1’10
	Increase (decrease) due to change in
(Dollars in thousands)	Volume	Rate	Total
Interest income:
Short-term investment securities	$(137)	$182	$45
Investment securities	9,190	(4,635)	4,555
Loans	(7)	1,623	1,616

Increase (decrease) in interest income, net	9,046	(2,830)	6,216

Interest expense:
Deposits	391	(189)	202
Short-term borrowings	—	9	9
Long-term debt	12	407	419

Increase in interest expense, net	403	227	630

Increase (decrease) in net interest income	$8,643	$(3,057)	$5,586

The increase in net interest income, on a fully taxable equivalent basis, from the first quarter to the second quarter of 2010, was primarily attributable to an increase in interest income of $4.6 million from our interest-earning investment securities portfolio, mainly attributable to growth in average balances of $1.2 billion from purchases of new investments in the second quarter of 2010, as well as the full quarter effect of new investment purchases in the first quarter of 2010. Purchases of new investments in the second quarter of 2010 included $1.1 billion in variable rate agency-issued collateralized mortgage obligations.

Net interest margin, on a fully taxable equivalent basis, was 3.20 percent for the second quarter of 2010, compared to 3.30 percent for the first quarter of 2010 and 3.71 percent for the second quarter of 2009. The decrease from the first quarter to the second quarter of 2010 was primarily due to significant growth of our deposits, the majority of which were invested in overnight cash with the Federal Reserve, which earned 25 basis points throughout the second quarter of 2010.

Net interest margin, on a fully taxable equivalent basis, was 3.25 percent and 3.83 percent for the six months ended June 30, 2010 and 2009, respectively. While our net interest margin declined year-over-year, net interest income, on a fully taxable equivalent basis, increased by $24.0 million to $208.3 million for the six months ended June 30, 2010, compared to $184.3 million for the comparable 2009 period, primarily due to the growth in deposits and the resulting investment of excess cash.

On an average basis, for the second quarter of 2010, 70.9 percent, or $3.0 billion, of our outstanding gross loans were variable-rate loans that adjust at prescribed measurement dates upon a change in our prime-lending rate or other variable indices. This compares to 70.1 percent, or $2.9 billion, for the first quarter of 2010 and 71.0 percent, or $3.5 billion, for the second quarter of 2009.

Investment Securities

Our investment securities portfolio consists of both a fixed income investment portfolio, which primarily represents interest-earning investment securities, and a non-marketable securities portfolio, which primarily represents investments managed as part of our funds management business. Total investment securities were $6.0 billion at June 30, 2010, compared to $4.9 billion at March 31, 2010 and $2.6 billion at June 30, 2009. The increase from the first quarter to the second quarter of 2010 was primarily from growth in interest-earning investment securities, funded with excess cash which has increased as a result of our continued growth in deposits.

Average interest-earning investment securities were $5.2 billion for the second quarter of 2010, compared to $4.0 billion for the first quarter of 2010 and $1.8 billion for the second quarter of 2009. Period-end interest-earning investment securities were $5.3 billion at June 30, 2010, compared to $4.3 billion at March 31, 2010 and $2.2 billion at June 30, 2009.

Period-end non-marketable securities were $616.1 million ($254.0 million net of noncontrolling interests) as of June 30, 2010, compared to $591.7 million ($246.8 million net of noncontrolling interests) as of March 31, 2010 and $478.7 million ($193.6 million net of noncontrolling interests) as of June 30, 2009. The increase from the first quarter to the second quarter of 2010 was primarily attributable to additional capital calls for fund investments in the second quarter of 2010. Reconciliations of our non-GAAP non-marketable securities, net of noncontrolling interests, are provided below under the section “Use of Non-GAAP Financial Measures.”

Loans

Average loans, net of unearned income, were $4.1 billion for both the first and the second quarters of 2010, compared to $4.8 billion for the second quarter of 2009. Although average loan balances have remained steady, we continue to make new loans, adding 375 new loan clients in the second quarter of 2010, resulting in $271.1 million in new funded loans.

Period-end loans, net of unearned income, were $4.5 billion at June 30, 2010, compared to $4.2 billion at March 31, 2010 and $4.8 billion at June 30, 2009. The increase of $244.9 million from the first quarter to the second quarter of 2010 came primarily from increases in loans to our life science and venture capital/private equity clients.

Our nonperforming loans totaled $51.2 million at June 30, 2010, compared to $50.8 million at March 31, 2010 and $111.5 million at June 30, 2009. The allowance for loan losses related to impaired loans was $8.3 million, $9.5 million and $44.6 million at June 30, 2010, March 31, 2010, and June 30, 2009, respectively. Subsequent to June 30, 2010, we received cash payments totaling $5.8 million relating to loans included in our nonperforming loan balance as of June 30, 2010.

The following table provides a summary of our loans individually equal to or greater than $20 million by industry sector at June 30, 2010, March 31, 2010, and June 30, 2009:

	Loans individually equal to or greater than $20 million at
(Dollars in thousands, except ratios and client data)	June 30, 2010	March 31, 2010	June 30, 2009
Technology	$397,888	$341,302	$549,534
Private equity	187,254	197,121	247,702
Life sciences	177,544	22,000	25,376
Private client services	60,308	77,456	99,407
Premium wine	74,870	76,704	—
All other sectors	—	—	21,000

Total	$897,864	$714,583	$943,019

Loans individually equal to or greater than $20 million as a percentage of total gross loans	20.0%	16.9%	19.3%
Total clients with loans individually equal to or greater than $20 million	29	25	29
Loans individually equal to or greater than $20 million on nonaccrual status	$20,308	$20,336	$68,029
Loans individually equal to or greater than $20 million on nonaccrual status as a percentage of total loans greater than $20 million	2.3%	2.8%	7.2%

The increase in loans individually equal to or greater than $20 million from March 31, 2010 to June 30, 2010 was primarily due to two new loans to life science clients. Both of these loans were performing loans at June 30, 2010.

Credit Quality

The following table provides a summary of our allowance for loan losses:

	Three months ended			Six months ended
(Dollars in thousands, except ratios)	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Allowance for loan losses, beginning balance	$68,271	$72,450	$110,010	$72,450	$107,396
Provision for loan losses	7,408	10,745	21,393	18,153	64,859
Gross loan charge-offs	(7,133)	(21,180)	(21,898)	(28,313)	(63,911)
Loan recoveries	3,243	6,256	968	9,499	2,129

Allowance for loan losses, ending balance	$71,789	$68,271	$110,473	$71,789	$110,473

Provision as a percentage of total gross loans (annualized)	0.66%	1.03%	1.76%	0.82%	2.68%
Gross loan charge-offs as a percentage of average total gross loans (annualized)	0.69	2.07	1.82	1.38	2.58
Net loan charge-offs as a percentage of average total gross loans (annualized)	0.38	1.46	1.74	0.91	2.50
Allowance for loan losses as a percentage of total gross loans	1.60	1.61	2.26	1.60	2.26
Total gross loans at period-end	$4,485,562	$4,238,848	$4,886,040	$4,485,562	$4,886,040
Average total gross loans	4,144,210	4,149,183	4,820,855	4,146,683	4,989,385

Our provision for loan losses was $7.4 million for the second quarter of 2010, a decrease of $3.3 million from the first quarter of 2010. Gross loan charge-offs of $7.1 million for the second quarter of 2010 were primarily from our hardware and software client portfolios. Gross loan charge-offs included $2.5 million of loans that were previously included as nonperforming loans. Loan recoveries of $3.2 million for the second quarter of 2010 were primarily from our life science and software client portfolios.

As compared to the previous quarter, our allowance for loan losses increased from $68.3 million at March 31, 2010 to $71.8 million at June 30, 2010. The $3.5 million increase in the reserve was due to increases in loan balances and changes in reserve factors due to the composition of our loan portfolio. Our allowance for loan losses as a percentage of total gross loans decreased slightly from 1.61 percent at March 31, 2010 to 1.60 percent at June 30, 2010.

Overall, our allowance for loan losses of $71.8 million at June 30, 2010 has decreased significantly since the peak of $110.5 million at June 30, 2009. The decrease reflects both a decrease in our loan balances, as well as continuing improvement in credit quality trends in our loan portfolio as reflected by resolution of certain large nonperforming loans and overall reduction in nonperforming loans and classified loans since the second quarter of 2009. As such, we believe that our current allowance for loan losses of $71.8 million (1.60 percent of total gross loans) is adequate and indicative of ongoing levels of future net charge-offs.

Deposits

Average deposits were $11.9 billion for the second quarter of 2010, compared to $11.0 billion for the first quarter of 2010 and $8.4 billion for the second quarter of 2009. The increase in average deposit balances from the first quarter to the second quarter of 2010 came primarily from increases in our noninterest-bearing demand deposits, which grew by $493.8 million to $7.2 billion, and increases in our bonus money market deposits, which grew by $273.8 million to $1.5 billion. The overall increase in average deposit balances was primarily due to our clients’ desire to maintain short-term liquidity, as well as the lack of attractive market investment opportunities.

Period-end deposits were $12.1 billion at June 30, 2010, compared to $11.5 billion at March 31, 2010 and $9.0 billion at June 30, 2009.

We have opted out of the extended unlimited insurance coverage provided by the FDIC’s Temporary Liquidity Guarantee Program owing to our strong capital and liquidity position. As a result, our unlimited insurance coverage for noninterest-bearing transaction accounts expired on June 30, 2010 under the current program.

Noninterest Income

Noninterest income was $40.2 million for the second quarter of 2010, compared to $49.3 million for the first quarter of 2010 and $28.3 million for the second quarter of 2009. The decrease of $9.1 million in noninterest income from the first quarter to the second quarter of 2010 was primarily driven by the following factors:

•

Lower net gains on investment securities of $4.8 million for the second quarter of 2010, compared to net gains of $16.0 million for the first quarter of 2010 and net losses of $6.8 million for the second quarter of 2009. The net gains of $4.8 million for the second quarter of 2010 were due to the following:

•

Net gains of $3.7 million from our non-marketable securities, primarily due to realized gains of $4.8 million from distributions from our managed funds of funds and realized gains of $1.4 million primarily from the acquisition of a portfolio company held by one of our managed co-investment funds. In addition, we recorded $3.6 million of unrealized gains from valuation adjustments primarily from two of our managed funds of funds and one of our co-investment funds. These gains were partially offset by $5.5 million in reclassifications of previously recorded unrealized gains related to the above mentioned distributions and portfolio company acquisition.

•

Net gains of $1.1 million from the sale of $157.9 million of securities in our fixed income portfolio. These securities included all of our remaining non-agency residential and commercial mortgage-backed securities of $123.3 million, as well as agency-issued collateralized mortgage obligations of $34.6 million.

The following table provides a summary of net gains on investment securities for the three months ended June 30, 2010 and March 31, 2010:

	Three months ended
	June 30, 2010					March 31, 2010
(Dollars in thousands)	Managed Co- Investment Funds	Managed Funds Of Funds	Debt Funds	Other (1)	Total	Total
Unrealized gains (losses)	$71	$(1,935)	$(918)	$51	$(2,731)	$14,530
Realized gains	1,406	4,829	507	794	7,536	1,474

Total gains (losses) on investment securities, net	$1,477	$2,894	$(411)	$845	$4,805	$16,004

Less: income (losses) attributable to noncontrolling interests, including carried interest	1,510	2,141	(87)	—	3,564	12,778

Non-GAAP net (losses) gains on investment securities, net of noncontrolling interests (2)	$(33)	$753	$(324)	$845	$1,241	$3,226

1)      Included in realized gains from our “Other” investments are net gains of $1.1 million from the sale of $157.9 million of securities in our fixed income portfolio.

2)      A reconciliation of non-GAAP calculations to GAAP is provided below under the section “Use of Non-GAAP Financial Measures”.

As of June 30, 2010, we held investments, either directly or through nine of our managed investment funds, in 471 venture capital and private equity funds, 96 companies and five debt funds.

•

A decrease in foreign exchange fees of $0.6 million, primarily due to lower commissioned notional volumes, which decreased to $1.3 billion for the second quarter of 2010, compared to $1.5 billion for the first quarter of 2010.

•

Lower net gains on derivative instruments of $1.3 million for the second quarter of 2010, compared to net gains of $2.0 million for the first quarter of 2010 and net losses of $2.8 million for the second quarter of 2009. The following table provides a summary of our net gains (losses) on derivative instruments:

	Three months ended			Six months ended
(Dollars in thousands)	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Gains on foreign exchange forward contracts, net:
Gains on client foreign exchange forward contracts, net	$327	$292	$448	$619	$944
Gains (losses) on internal foreign exchange forward contracts, net (1)	1,332	2,046	(4,479)	3,378	(2,536)

Total gains (losses) on foreign exchange forward contracts, net	1,659	2,338	(4,031)	3,997	(1,592)
Change in fair value of interest rate swap	—	—	—	—	(170)
Net (losses) gains on equity warrant assets	(333)	(356)	1,184	(689)	729

Total gains (losses) on derivative instruments, net	$1,326	$1,982	$(2,847)	$3,308	$(1,033)

1)	Represents the change in fair value of foreign exchange forward contracts used to economically reduce our foreign exchange exposure related to certain foreign currency denominated loans. Revaluations of foreign currency denominated loans are recorded in the line item “Other” as part of noninterest income, a component of consolidated net income.

The decrease of $0.7 million from the first quarter to the second quarter of 2010 was primarily driven by the following:

•

Net gains of $1.3 million from foreign exchange forward contracts hedging our foreign currency denominated loans in the second quarter of 2010, compared to net gains of $2.0 million in the first quarter of 2010. The net gains of $1.3 million in the second quarter of 2010 were primarily due to the strengthening of the U.S. dollar against the Euro, and were partially offset by net losses of $0.9 million from revaluation of foreign currency denominated loans that are included in the line item “Other” as part of noninterest income.

•

Net losses on equity warrant assets of $0.3 million for the second quarter of 2010, compared to net losses of $0.4 million for the first quarter of 2010. The net losses on equity warrant assets of $0.3 million for the second quarter of 2010 were primarily driven by $0.7 million from warrant cancellations and expirations and net losses of $0.4 million from valuation decreases in our warrant portfolio, partially offset by net gains of $0.8 million from the exercise of certain warrant positions.

•

An increase in other noninterest income of $1.4 million, mainly driven by lower net losses of $0.9 million from revaluation of our foreign currency denominated loans for the second quarter of 2010, compared to net losses of $2.0 million for the first quarter of 2010. The net losses of $0.9 million for the second quarter of 2010 were primarily due to the strengthening of the U.S. dollar against the Euro.

•

An increase in client investment fee income of $1.0 million, primarily due to an increase in average client investment funds and higher margins earned on certain products. Average client investment funds increased to $15.5 billion for the second quarter of 2010, compared to $15.1 billion for the first quarter of 2010.

Non-GAAP noninterest income, net of noncontrolling interests, was $37.2 million for the second quarter of 2010, compared to $35.4 million for the first quarter of 2010 and $34.4 million for the second quarter of 2009. Reconciliations of our non-GAAP noninterest income and non-GAAP net gains (losses) on investment securities, both of which exclude amounts attributable to noncontrolling interests, are provided below under the section “Use of Non-GAAP Financial Measures.”

Noninterest Expense

Noninterest expense was $104.2 million for the second quarter of 2010, compared to $98.6 million for the first quarter of 2010 and $89.0 million for the second quarter of 2009.

The following table provides a summary of certain noninterest expense items:

	Three months ended			Six months ended
(Dollars in thousands)	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Compensation and benefits:
Salaries and wages	$28,546	$29,182	$26,874	$57,728	$55,836
Incentive Compensation Plan	14,421	10,952	5,520	25,373	10,559
Employee Stock Ownership Plan	1,604	2,282	—	3,886	—
Other employee benefits (1)	15,422	17,414	14,553	32,836	28,832

Total compensation and benefits	59,993	59,830	46,947	119,823	95,227
FDIC assessments	5,587	5,049	8,589	10,636	11,264
Impairment of goodwill	—	—	—	—	4,092
Provision for (reduction of) unfunded credit commitments	2,376	(1,507)	(1,147)	869	(3,431)
Other (2)	36,224	35,204	34,623	71,428	69,000

Total noninterest expense	$104,180	$98,576	$89,012	$202,756	$176,152

Period-end full-time equivalent employees	1,289	1,271	1,260	1,289	1,260
Average full-time equivalent employees	1,277	1,270	1,258	1,274	1,258

(1)	Other employee benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401k, warrant and retention plans, agency fees and other employee related expenses.
(2)	Other noninterest expense includes professional services, premises and equipment, net occupancy, business development and travel, correspondent bank fees and other noninterest expenses. For further details of noninterest expense items, please refer to “Interim Consolidated Statements of Income”.

The increase in noninterest expense from the first quarter to the second quarter of 2010 was primarily attributable to the following:

•

A provision for unfunded credit commitments of $2.4 million for the second quarter of 2010, compared to a reduction of provision of $1.5 million for the first quarter of 2010. The provision for unfunded credit commitments of $2.4 million for the second quarter of 2010 is a function of the composition of commitments and the application of the reserve methodology to our unfunded loan portfolio. Total unfunded credit commitments remained relatively flat at $5.3 billion at June 30, 2010.

•	An increase of $0.5 million in FDIC assessments primarily attributable to an increase in average deposit balances in the second quarter of 2010, as well as an increase in FDIC assessment rates.

Non-GAAP noninterest expense, net of noncontrolling interests, was $101.3 million for the second quarter of 2010, compared to $95.3 million for the first quarter of 2010 and $86.2 million for the second quarter of 2009. Reconciliations of our non-GAAP noninterest expense, net of noncontrolling interests, are provided below under the section “Use of Non-GAAP Financial Measures.”

Income Tax Expense

Our effective tax rate was 39.6 percent for the second quarter of 2010, compared to 38.4 percent for the first quarter of 2010 and 38.8 percent for the second quarter of 2009. The increase in the tax rate from the first quarter to the second quarter of 2010 was primarily due to the lower benefit from tax advantaged investments as a percentage of pre-tax income in the second quarter of 2010.

Our effective tax rate was 39.0 percent for the six months ended June 30, 2010, compared to 60.4 percent for the comparable 2009 period. The decrease in the tax rate was primarily attributable to the effect of non-deductible expenses as a percentage of pre-tax income in the second quarter of 2010.

Our effective tax rate is calculated by dividing income tax expense by the sum of income (loss) before income tax expense and the net (income) loss attributable to noncontrolling interests.

Noncontrolling Interests

Net income attributable to noncontrolling interests was $0.1 million for the second quarter of 2010, compared to net income of $10.7 million for the first quarter of 2010 and a net loss of $9.0 million for the second quarter of 2009. Net income attributable to noncontrolling interests of $0.1 million for the second quarter of 2010 was primarily a result of the following:

•

Net gains on investment securities (including carried interest) attributable to noncontrolling interests of $3.6 million, stemming mainly from gains of $2.1 million from our managed funds of funds and $1.5 million from our managed co-investment funds.

•	Noninterest expense of $2.9 million, primarily related to management fees paid by the noncontrolling interests to the Company’s subsidiaries that serve as general partner.

SVBFG Stockholders’ Equity

On June 16, 2010, we repurchased in its entirety the warrant issued to the U.S. Treasury in connection with our previous participation in the CPP. The total cash repurchase price paid by the Company to the U.S. Treasury was $6.8 million for the aggregate warrant. The warrant was previously exercisable for 354,058 shares of our common stock at an exercise price of $49.78 per share. The repurchase of the warrant reduced our stockholders’ equity by the total cash price of $6.8 million, and did not have any impact on our net income available to common stockholders or diluted earnings per share for the three or six months ended June 30, 2010. Previously, on December 23, 2009, we redeemed in full 235,000 outstanding shares of preferred stock, for $235 million, plus $1.2 million of accrued and unpaid dividends, from the U.S. Treasury under the CPP.

Accumulated other comprehensive income increased by $36.4 million to $59.9 million as of June 30, 2010, compared to $23.5 million as of March 31, 2010, primarily due to increases in the fair value of our fixed income investment portfolio as a result of decreases in long-term interest rates.

Outlook for the Year Ending December 31, 2010

Our outlook for the year ending December 31, 2010 is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year 2010 results of our significant forecasted activities. In general, we do not provide our outlook for items where the timing or financial impact are particularly uncertain, or for certain potential unusual or one-time items; nevertheless, we have provided directional guidance on two such items, specifically net gains (losses) on equity warrant assets and net gains (losses) on investment securities, net of noncontrolling interests. The outlook observations presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties which are discussed below under the caption “Forward-Looking Statements”.

For the year ending December 31, 2010, compared to our full year 2009 results, we currently expect the following outlook:

	Current outlook compared to 2009 results (as of July 22, 2010)	Change in outlook compared to outlook reported as of April 22, 2010
Average loan balances	Decrease at a percentage rate in the high single digits	No change from previous outlook

Average deposit balances	Increase at a percentage rate in the high twenties	Outlook increased from mid teens due to our clients' continued desire to maintain short-term liquidity and lack of attractive market investment opportunities

Net interest income	Increase at a percentage rate in the low double digits	No change from previous outlook

Net interest margin	Between 3.20% - 3.40%	Outlook decreased from 3.50% - 3.80% due to an increase in our outlook for average deposit balances

Allowance for loan losses as a percentage of period end gross loans	Comparable to fourth quarter 2009 levels of 1.58%	No change from previous outlook

Net loan charge-offs	Decline from 2009 levels of $125.1 million	No change from previous outlook

Nonperforming loans as a percentage of total gross loans	At levels lower than fourth quarter 2009 levels of 1.15%	No change from previous outlook

Fees for deposit services, letters of credit, business credit card, client investment, and foreign exchange, in aggregate	Increase at a percentage rate in the mid single digits	No change from previous outlook

Net gains (losses) on equity warrant assets	Slight increase to 2009 levels	No change from previous outlook

Net gains (losses) on investment securities, net of noncontrolling interests*	Improvement from 2009 levels	No change from previous outlook

Noninterest expense* (excluding expenses related to goodwill impairment and noncontrolling interests)	Increase at a percentage rate in the high teens	No change from previous outlook

*	non-GAAP

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In this release, including the section “Outlook for the Year Ending December 31, 2010” above and the quoted remarks regarding client activity levels from the President and CEO, we make forward-looking statements discussing management’s expectations about economic conditions; opportunities in the market; our financial, credit (including the adequacy of our allowance for loan losses and credit quality trends), and business performance (including our performance against internal targets for 2010); expense levels (including compensation expense levels); and financial results (and the components of such results) for the year 2010.

Although management believes that the expectations reflected in our forward-looking statements are reasonable and has based these expectations on our beliefs and assumptions, such expectations are not guarantees and may prove to be incorrect. Actual results could differ significantly. Factors that may cause the outlook for the year 2010 and other forward-looking statements herein to change include, among others, the following: (i) deterioration, weaker than expected improvement, or other changes in the state of the economy or the markets in which we conduct business or are served by us (including the levels of initial public offerings and mergers & acquisitions activities), (ii) changes in the volume and credit quality of our loans, (iii) changes in interest rates or market levels or factors affecting them, (iv) changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets, (v) variations from our expectations as to factors impacting our cost structure, (vi) changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity, (vii) accounting changes, as required by U.S. generally accepted accounting principles, and (viii) regulatory or legal changes, especially those related to the recent financial services reform legislation. For additional information about these factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including our most recently-filed quarterly or annual report. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call

On July 22, 2010, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the second quarter ended June 30, 2010. The conference call can be accessed by dialing (877) 663-9523 or (404) 665-9482, and referencing the conference ID “88125635”. A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 6:00 p.m. (Pacific Time) on Thursday, July 22, 2010, through midnight on Tuesday, July 27, 2010, by dialing (800) 642-1687 or (706) 645-9291 and referencing conference ID number “88125635”. A replay of the audio webcast will also be available on www.svb.com for 12 months beginning Thursday, July 22, 2010.

About SVB Financial Group

For over 25 years, SVB Financial Group and its subsidiaries, including Silicon Valley Bank, have been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves companies in the technology, life science, venture capital/private equity and premium wine industries. Offering diversified financial services through Silicon Valley Bank, SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services, SVB Financial Group provides clients with commercial, investment, international and private banking services. The Company also offers funds management, broker-dealer services and asset management, as well as the added value of its knowledge and networks worldwide. For management reporting purposes, we report the results of our operations through four operating segments: Global Commercial Bank, Relationship Management, SVB Capital, and Other Business Services. Our Other Business Services group consists of Sponsored Debt Funds & Strategic Investments and SVB Analytics. Headquartered in Santa Clara, California, SVB Financial Group operates through 26 offices in the U.S. as well as through offices internationally in China, India, Israel and the United Kingdom. More information on the Company can be found at www.svb.com. (SIVB-F)

Banking services are provided by Silicon Valley Bank, the California bank subsidiary and commercial banking operation of SVB Financial Group, and a member of the FDIC and the Federal Reserve. SVB Private Client Services is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended			Six months ended
(Dollars in thousands, except share data)	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Interest income:
Loans	$75,558	$73,942	$84,248	$149,500	$172,499
Investment securities:
Taxable	36,851	32,267	16,794	69,118	31,645
Non-taxable	951	970	1,029	1,921	2,090
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	2,885	2,840	2,485	5,725	4,861

Total interest income	116,245	110,019	104,556	226,264	211,095

Interest expense:
Deposits	3,867	3,665	5,605	7,532	12,452
Borrowings	5,942	5,514	7,270	11,456	15,451

Total interest expense	9,809	9,179	12,875	18,988	27,903

Net interest income	106,436	100,840	91,681	207,276	183,192
Provision for loan losses	7,408	10,745	21,393	18,153	64,859

Net interest income after provision for loan losses	99,028	90,095	70,288	189,123	118,333

Noninterest income:
Gains (losses) on investment securities, net	4,805	16,004	(6,750)	20,809	(41,795)
Foreign exchange fees	8,255	8,861	7,617	17,116	15,083
Deposit service charges	7,734	7,225	6,590	14,959	13,413
Client investment fees	4,941	3,940	5,580	8,881	11,828
Credit card fees	3,027	2,687	2,957	5,714	4,396
Letters of credit and standby letters of credit income	2,606	2,511	2,329	5,117	5,221
Gains (losses) on derivative instruments, net	1,326	1,982	(2,847)	3,308	(1,033)
Other	7,463	6,063	12,799	13,526	15,581

Total noninterest income	40,157	49,273	28,275	89,430	22,694

Noninterest expense:
Compensation and benefits	59,993	59,830	46,947	119,823	95,227
Professional services	12,642	12,098	11,263	24,740	23,343
Premises and equipment	5,319	5,784	5,694	11,103	11,101
FDIC assessments	5,587	5,049	8,589	10,636	11,264
Business development and travel	5,103	4,286	3,403	9,389	6,676
Net occupancy	4,649	4,688	4,843	9,337	9,148
Correspondent bank fees	1,956	1,948	1,963	3,904	3,876
Provision for (reduction of) unfunded credit commitments	2,376	(1,507)	(1,147)	869	(3,431)
Impairment of goodwill	—	—	—	—	4,092
Other	6,555	6,400	7,457	12,955	14,856

Total noninterest expense	104,180	98,576	89,012	202,756	176,152

Income (loss) before income tax expense	35,005	40,792	9,551	75,797	(35,125)
Income tax expense	13,819	11,582	7,174	25,401	4,726

Net income (loss) before noncontrolling interests	21,186	29,210	2,377	50,396	(39,851)
Net (income) loss attributable to noncontrolling interests	(66)	(10,653)	8,961	(10,719)	42,954

Net income attributable to SVBFG	$21,120	$18,557	$11,338	$39,677	$3,103

Preferred stock dividend and discount accretion	—	—	(3,545)	—	(7,081)

Net income (loss) available to common stockholders	$21,120	$18,557	$7,793	$39,677	$(3,978)

Earnings (loss) per common share — basic	$0.51	$0.45	$0.24	$0.95	$(0.12)
Earnings (loss) per common share — diluted	$0.50	$0.44	$0.24	$0.94	$(0.12)
Weighted average common shares outstanding — basic	41,720,015	41,404,501	32,951,905	41,558,102	32,960,239
Weighted average common shares outstanding — diluted	42,475,959	42,291,467	33,078,367	42,339,867	32,960,239

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except par value, share data and ratios)	June 30, 2010	March 31, 2010	June 30, 2009
Assets:
Cash and due from banks	$4,146,737	$4,614,434	$3,430,835
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	43,606	77,269	278,535

Cash and cash equivalents	4,190,343	4,691,703	3,709,370

Investment securities	5,954,598	4,939,084	2,638,380
Loans, net of unearned income	4,450,189	4,205,245	4,844,253
Allowance for loan losses	(71,789)	(68,271)	(110,473)

Net loans	4,378,400	4,136,974	4,733,780

Premises and equipment, net of accumulated depreciation and amortization	38,123	34,966	30,196
Accrued interest receivable and other assets	342,522	322,522	354,161

Total assets	$14,903,986	$14,125,249	$11,465,887

Liabilities and total equity:
Liabilities:
Deposits:
Noninterest-bearing demand	$7,206,104	$7,012,310	$5,551,226
Negotiable order of withdrawal (NOW)	34,365	47,840	31,719
Money market	1,771,999	1,462,661	1,178,716
Money market deposits in foreign offices	59,847	73,326	29,832
Time	405,080	331,981	356,781
Sweep	2,663,018	2,585,176	1,846,309

Total deposits	12,140,413	11,513,294	8,994,583

Short-term borrowings	44,735	39,895	31,340
Other liabilities	222,073	163,187	205,113
Long-term debt	869,810	859,713	909,641

Total liabilities	13,277,031	12,576,089	10,140,677

SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Preferred stock, Series B Fixed Rate Cumulative Perpetual Preferred Stock, $1,000 liquidation value per share, 235,000 shares authorized; 0, 0 and 235,000 shares issued and outstanding, net of discount, respectively	—	—	222,391
Common stock, $0.001 par value, 150,000,000 shares authorized; 41,886,197 shares, 41,526,122 shares and 33,142,568 shares outstanding, respectively	42	42	33
Additional paid-in capital	404,521	398,510	86,478
Retained earnings	772,592	751,472	705,847
Accumulated other comprehensive income	59,948	23,456	4,470

Total SVBFG stockholders’ equity	1,237,103	1,173,480	1,019,219
Noncontrolling interests	389,852	375,680	305,991

Total equity	1,626,955	1,549,160	1,325,210

Total liabilities and total equity	$14,903,986	$14,125,249	$11,465,887

Capital Ratios:
Total risk-based capital ratio	19.82%	20.72%	18.46%
Tier 1 risk-based capital ratio	15.52	16.21	13.89
Tier 1 leverage ratio	8.56	8.99	9.88
Tangible common equity to tangible assets ratio (1)	8.29	8.30	6.94
Tangible common equity to risk-weighted assets ratio	15.82	16.01	10.54

Other Period-End Statistics:
Loans, net of unearned income-to-deposits ratio	36.66%	36.53%	53.86%
Book value per common share (2)	$29.53	$28.26	$24.04
Full-time equivalent employees	1,289	1,271	1,260

(1)	Tangible common equity consists of SVBFG stockholders’ equity (excluding preferred equity) less acquired intangibles and goodwill. Tangible assets represent total assets less acquired intangibles and goodwill.
(2)	Book value per common share is calculated by dividing total SVBFG stockholders’ equity (excluding preferred equity) by total outstanding common shares.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM AVERAGE BALANCES, RATES AND YIELDS

(Unaudited)

	Three months ended
	June 30, 2010			March 31, 2010			June 30, 2009
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$4,093,873	$2,885	0.28%	$4,316,307	$2,840	0.27%	$3,369,317	$2,485	0.30%
Investment securities: (2)
Taxable	5,093,883	36,851	2.90	3,911,183	32,267	3.35	1,729,648	16,794	3.89
Non-taxable (3)	97,462	1,463	6.02	98,957	1,492	6.11	103,017	1,583	6.16
Total loans, net of unearned income (4)	4,112,040	75,558	7.37	4,115,558	73,942	7.29	4,779,966	84,248	7.07

Total interest-earning assets	13,397,258	116,757	3.50	12,442,005	110,541	3.60	9,981,948	105,110	4.23

Cash and due from banks	227,595			237,691			198,361
Allowance for loan losses	(75,637)			(78,050)			(112,647)
Other assets (5)	1,005,046			963,791			860,304

Total assets	$14,554,262			$13,565,437			$10,927,966

Funding sources:
Interest-bearing liabilities:
NOW deposits	$41,070	$39	0.38%	$61,809	$64	0.42%	$40,775	$37	0.36%
Regular money market deposits	141,471	97	0.28	149,397	104	0.28	152,894	175	0.46
Bonus money market deposits	1,508,090	1,150	0.31	1,234,319	930	0.31	908,884	1,300	0.57
Money market deposits in foreign offices	82,451	66	0.32	62,037	53	0.35	49,181	78	0.64
Time deposits	354,078	474	0.54	323,476	493	0.62	368,856	621	0.68
Sweep deposits	2,573,537	2,041	0.32	2,425,258	2,021	0.34	1,779,158	3,394	0.77

Total interest-bearing deposits	4,700,697	3,867	0.33	4,256,296	3,665	0.35	3,299,748	5,605	0.68
Short-term borrowings	45,712	24	0.21	44,668	15	0.14	45,846	20	0.17
3.875% convertible senior notes	247,756	3,534	5.72	247,195	3,526	5.78	245,522	3,506	5.73
Junior subordinated debentures	55,665	831	5.99	55,967	569	4.12	55,938	893	6.40
Senior and subordinated notes	553,169	1,490	1.08	551,932	1,336	0.98	562,990	2,575	1.83
Other long-term debt	6,974	63	3.62	7,335	68	3.76	80,945	276	1.37

Total interest-bearing liabilities	5,609,973	9,809	0.70	5,163,393	9,179	0.72	4,290,989	12,875	1.20
Portion of noninterest-bearing funding sources	7,787,285			7,278,612			5,690,959

Total funding sources	13,397,258	9,809	0.30	12,442,005	9,179	0.30	9,981,948	12,875	0.52

Noninterest-bearing funding sources:
Demand deposits	7,204,744			6,710,928			5,132,849
Other liabilities	156,182			176,283			181,421
SVBFG stockholders’ equity	1,200,213			1,162,929			1,014,192
Noncontrolling interests	383,150			351,904			308,515
Portion used to fund interest-earning assets	(7,787,285)			(7,278,612)			(5,690,959)

Total liabilities and total equity	$14,554,262			$13,565,437			$10,927,966

Net interest income and margin		$106,948	3.20%		$101,362	3.30%		$92,235	3.71%

Total deposits	$11,905,441			$10,967,224			$8,432,597

Average SVBFG stockholders’ equity as a percentage of average assets			8.25%			8.57%			9.28%

Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(512)			(522)			(554)

Net interest income, as reported		$106,436			$100,840			$91,681

(1)	Includes average interest-bearing deposits in other financial institutions of $215.4 million, $169.9 million and $174.2 million for the quarters ended June 30, 2010, March 31, 2010 and June 30, 2009, respectively. For the quarters ended June 30, 2010, March 31, 2010 and June 30, 2009, balance also includes $3.8 billion, $4.1 billion and $3.1 billion, respectively, deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate.
(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.
(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.
(4)	Nonaccrual loans are reflected in the average balances of loans.
(5)	Average investment securities of $657.2 million, $599.6 million and $470.4 million for the quarters ended June 30, 2010, March 31, 2010 and June 30, 2009, respectively, were classified as other assets as they were noninterest-earning assets. These investments primarily consisted of non-marketable securities.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM AVERAGE BALANCES, RATES AND YIELDS

(Unaudited)

	Six months ended
	June 30, 2010			June 30, 2009
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$4,204,475	$5,725	0.27%	$3,099,153	$4,861	0.32%
Investment securities: (2)
Taxable	4,505,800	69,118	3.09	1,544,728	31,645	4.13
Non-taxable (3)	98,206	2,955	6.07	104,701	3,216	6.19
Total loans, net of unearned income (4)	4,113,789	149,500	7.33	4,947,180	172,499	7.03

Total interest-earning assets	12,922,270	227,298	3.55	9,695,762	212,221	4.41

Cash and due from banks	232,615			259,482
Allowance for loan losses	(76,837)			(112,090)
Goodwill	—			2,013
Other assets (5)	984,533			848,322

Total assets	$14,062,581			$10,693,489

Funding sources:
Interest-bearing liabilities:
NOW deposits	$51,382	$103	0.40%	$46,496	$86	0.37%
Regular money market deposits	145,412	201	0.28	165,924	480	0.58
Bonus money market deposits	1,371,961	2,080	0.31	947,246	3,038	0.65
Money market deposits in foreign offices	72,300	119	0.33	56,791	252	0.89
Time deposits	338,862	967	0.58	372,823	1,351	0.73
Sweep deposits	2,499,807	4,062	0.33	1,706,195	7,245	0.86

Total interest-bearing deposits	4,479,724	7,532	0.34	3,295,475	12,452	0.76
Short-term borrowings	45,193	39	0.17	46,442	41	0.18
3.875% convertible senior notes	247,477	7,060	5.75	245,157	7,011	5.77
Junior subordinated debentures	55,815	1,400	5.06	55,930	1,679	6.05
Senior and subordinated notes	552,554	2,826	1.03	565,583	5,982	2.13
Other long-term debt	7,154	131	3.69	91,050	738	1.63

Total interest-bearing liabilities	5,387,917	18,988	0.71	4,299,637	27,903	1.31
Portion of noninterest-bearing funding sources	7,534,353			5,396,125

Total funding sources	12,922,270	18,988	0.30	9,695,762	27,903	0.58

Noninterest-bearing funding sources:
Demand deposits	6,959,200			4,886,071
Other liabilities	166,177			183,124
SVBFG stockholders’ equity	1,181,674			1,011,164
Noncontrolling interests	367,613			313,493
Portion used to fund interest-earning assets	(7,534,353)			(5,396,125)

Total liabilities and total equity	$14,062,581			$10,693,489

Net interest income and margin		$208,310	3.25%		$184,318	3.83%

Total deposits	$11,438,924			$8,181,546

Average SVBFG stockholders’ equity as a percentage of average assets			8.40%			9.46%

Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(1,034)			(1,126)

Net interest income, as reported		$207,276			$183,192

(1)	Includes average interest-bearing deposits in other financial institutions of $192.8 million and $177.1 million for the six months ended June 30, 2010 and 2009, respectively. For the six months ended June 30, 2010 and 2009, balance also includes $4.0 billion and $2.8 billion, respectively, deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate.
(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.
(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.
(4)	Nonaccrual loans are reflected in the average balances of loans.
(5)	Average investment securities of $628.5 million and $468.7 million for the six months ended June 30, 2010 and 2009, respectively, were classified as other assets as they were noninterest-earning assets. These investments primarily consisted of non-marketable securities.

Gains (Losses) on Derivative Instruments, Net

	Three months ended					Six months ended
				% Change
(Dollars in thousands)	June 30, 2010	March 31, 2010	June 30, 2009	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009	% Change
Gains (losses) on foreign exchange forward contracts, net:
Gains on client foreign exchange forward contracts, net (1)	$327	$292	$448	12.0%	(27.0)%	$619	$944	(34.4)%
Gains (losses) on internal foreign exchange forward contracts, net (2)	1,332	2,046	(4,479)	(34.9)	(129.7)	3,378	(2,536)	NM

Total gains (losses) on foreign exchange forward contracts, net	1,659	2,338	(4,031)	(29.0)	(141.2)	3,997	(1,592)	NM

Change in fair value of interest rate swap (3)	—	—	—	—	—	—	(170)	(100.0)
Equity warrant assets:
Gains (losses) on exercise, net	788	849	(42)	(7.2)	NM	1,637	168	NM
Change in fair value (4):
Cancellations and expirations	(744)	(1,782)	(1,276)	(58.2)	(41.7)	(2,526)	(2,474)	2.1
Other changes in fair value	(377)	577	2,502	(165.3)	(115.1)	200	3,035	(93.4)

Total net (losses) gains on equity warrant assets (5)	(333)	(356)	1,184	(6.5)	(128.1)	(689)	729	(194.5)

Total gains (losses) on derivative instruments, net	$1,326	$1,982	$(2,847)	(33.1)%	(146.6)%	$3,308	$(1,033)	NM %

NM- Not meaningful

(1)	Represents the net gains for foreign exchange forward contracts executed on behalf of clients.
(2)	Represents the change in the fair value of foreign exchange forward contracts used to economically reduce our foreign exchange exposure risk related to certain foreign currency denominated loans. Revaluations of foreign currency denominated loans are recorded on the line item “Other” as part of noninterest income, a component of consolidated net income.
(3)	Represents the change in the fair value hedge of the junior subordinated debentures. In December 2008, our counterparty called this swap for settlement in January 2009. As a result, the swap is no longer designated as a hedging instrument.
(4)	At June 30, 2010, we held warrants in 1,146 companies, compared to 1,161 companies at March 31, 2010 and 1,285 companies at June 30, 2009.
(5)	Includes net gains (losses) on equity warrant assets held by consolidated investment affiliates. Relevant amounts attributable to noncontrolling interests are reflected in the interim consolidated statements of income under the caption “Net (Income) Loss Attributable to Noncontrolling Interests”.

Net (Income) Loss Attributable to Noncontrolling Interests

	Three months ended			Six months ended
(Dollars in thousands)	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Net interest (income) loss (1)	$(25)	$7	$16	$(18)	$30
Noninterest (income) loss (1)	(3,463)	(14,283)	6,153	(17,746)	38,060
Noninterest expense (1)	2,880	3,231	2,848	6,111	6,235
Carried interest (2)	542	392	(56)	934	(1,371)

Net (income) loss attributable to noncontrolling interests	$(66)	$(10,653)	$8,961	$(10,719)	$42,954

(1)	Represents noncontrolling interests share in net interest income, noninterest income, and noninterest expense.
(2)	Represents the change in the preferred allocation of income we earn as general partners managing our managed funds and the preferred allocation earned by the general partner entity managing one of our consolidated sponsored debt funds.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended			Six months ended
(Shares in thousands)	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Weighted average common shares outstanding-basic	41,720	41,405	32,952	41,558	32,960
Effect of dilutive securities:
Stock options	694	751	126	712	—
Restricted stock awards and units	62	135	—	70	—
3.875% convertible senior notes (1)	—	—	—	—	—
Warrants associated with 3.875% convertible senior notes (1)	—	—	—	—	—

Total effect of dilutive securities	756	886	126	782	—

Weighted average common shares outstanding-diluted	42,476	42,291	33,078	42,340	32,960

(1)	The dilutive effect of our convertible senior notes is calculated using the treasury stock method based on our average share price and is dilutive at an average share price of $53.04. The associated warrants are dilutive beginning at an average share price of $64.43. These notes are due on April 15, 2011 and the associated warrants expire ratably commencing on July 15, 2011.

Due to the net loss applicable to common stockholders for the six months ended June 30, 2009, no potentially dilutive shares were included in the loss per share calculation as including such shares would be anti-dilutive and reduce the reported loss per share.

Credit Quality

	Period end balances at
(Dollars in thousands)	June 30, 2010	March 31, 2010	June 30, 2009
Nonperforming loans and assets:
Nonperforming loans:
Loans past due 90 days or more still accruing interest	$324	$184	$55
Impaired loans	50,909	50,649	111,406

Total nonperforming loans	51,233	50,833	111,461
Other real estate owned	—	—	450

Total nonperforming assets	$51,233	$50,833	$111,911

Nonperforming loans as a percentage of total gross loans	1.14%	1.20%	2.28%
Nonperforming assets as a percentage of total assets	0.34	0.36	0.98

Allowance for loan losses	$71,789	$68,271	$110,473
As a percentage of total gross loans	1.60%	1.61%	2.26%
As a percentage of total gross nonperforming loans	140.12	134.30	99.11
Allowance for loan losses for total gross impaired loans	$8,329	$9,496	$44,644
As a percentage of total gross loans	0.19%	0.22%	0.91%
As a percentage of total gross nonperforming loans	16.26	18.68	40.05
Allowance for loan losses for total gross performing loans	$63,460	$58,775	$65,829
As a percentage of total gross loans	1.41%	1.39%	1.35%
As a percentage of total gross performing loans	1.43	1.40	1.38
Reserve for unfunded credit commitments (1)	$14,200	$11,824	$11,266
Total gross loans	4,485,562	4,238,848	4,886,040
Total gross performing loans	4,434,329	4,188,015	4,774,579
Total unfunded credit commitments	5,276,468	5,251,336	4,963,654

(1)	The “Reserve for Unfunded Credit Commitments” is included as a component of “Other Liabilities”.

Average Client Investment Funds (1)

	Three months ended			Six months ended
(Dollars in millions)	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Client directed investment assets	$9,340	$9,389	$11,039	$9,364	$11,341
Client investment assets under management	6,164	5,680	5,412	5,922	5,623
Sweep money market funds	—	—	—	—	112

Total average client investment funds	$15,504	$15,069	$16,451	$15,286	$17,076

(1)	Client Investment Funds are maintained at third party financial institutions.

Period-end total client investment funds were $16.0 billion at June 30, 2010, compared to $15.1 billion at March 31, 2010 and $16.0 billion at June 30, 2009. The increase in average and period-end total client investment funds from the first quarter to the second quarter of 2010 was primarily due to an increase in client investments assets under management, mainly attributable to our success in obtaining a higher percentage of technology and life science initial public offering (“IPO”) proceeds, secondary public offerings and private company financing rounds in a financing environment that is showing early signs of strengthening.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (non-GAAP net income, non-GAAP EPS, non-GAAP noninterest income, non-GAAP net gains (losses) on investment securities, non-GAAP operating efficiency ratio, non-GAAP non-marketable securities, non-GAAP noninterest expense, and non-GAAP financial ratios) of financial performance. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

In particular, in this press release, we use certain non-GAAP measures that exclude from net income and certain other financial line items in certain periods:

•

Income and expense attributable to noncontrolling interests - As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of the funds that we are deemed to control or in which we have a majority ownership. Similarly, we are required under GAAP to consolidate the results of eProsper, of which we own 65 percent. The relevant amounts attributable to investors other than us are reflected under “Net (Income) Loss Attributable to Noncontrolling Interests.” Our net income available to common stockholders reported in that section includes only the portion of income or loss related to our ownership interest.

•	Non-tax deductible goodwill impairment charge of $4.1 million in the first quarter of 2009 resulting from changes in our outlook for future financial performance of eProsper.

In addition, in this press release, we use certain non-GAAP financial ratios that are not required by GAAP or exclude certain financial items from their calculations that are otherwise required under GAAP:

•

Tangible common equity to tangible assets ratio – This ratio is not required by GAAP or applicable bank regulatory requirements, and is used by management to evaluate the adequacy of the Company’s capital levels. Our ratio is calculated by dividing total SVBFG stockholders’ equity, by total assets, after reducing amounts by acquired intangibles. The manner in which this ratio is calculated varies among companies. Accordingly, our ratio is not necessarily comparable to similar measures of other companies.

•

Non-GAAP operating efficiency ratio – This ratio excludes certain financial items that are otherwise required under GAAP. It is calculated by dividing noninterest expense (excluding goodwill impairment for applicable periods) by total taxable equivalent income, after reducing both amounts by taxable equivalent losses (income) attributable to noncontrolling interests for applicable periods.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests which we effectively do not receive the economic benefit or cost of, where indicated, or certain items that do not occur in every reporting period, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirement. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

	Three months ended			Six months ended
(Dollars in thousands, except share amounts)	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Net income (loss) available to common stockholders	$21,120	$18,557	$7,793	$39,677	$(3,978)
Impairment of goodwill (1)	—	—	—	—	4,092

Non-GAAP net income available to common stockholders	$21,120	$18,557	$7,793	$39,677	$114

GAAP earnings (loss) per common share — diluted	$0.50	$0.44	$0.24	$0.94	$(0.12)
Impact of impairment of goodwill (1)	—	—	—	—	0.12

Non-GAAP earnings per common share — diluted	$0.50	$0.44	$0.24	$0.94	$—

Weighted average diluted common shares outstanding	42,475,959	42,291,467	33,078,367	42,339,867	32,960,239

(1)	Non-tax deductible goodwill impairment charge for eProsper recognized in the first quarter of 2009.

	Three months ended			Six months ended
Non-GAAP noninterest income, net of noncontrolling interests (Dollars in thousands)	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
GAAP noninterest income	$40,157	$49,273	$28,275	$89,430	$22,694
Less: income (losses) attributable to noncontrolling interests, including carried interest	2,921	13,891	(6,097)	16,812	(36,689)

Non-GAAP noninterest income, net of noncontrolling interests	$37,236	$35,382	$34,372	$72,618	$59,383

	Three months ended			Six months ended
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests (Dollars in thousands)	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
GAAP net gains (losses) on investment securities	$4,805	$16,004	$(6,750)	$20,809	$(41,795)
Less: gains (losses) on investment securities attributable to noncontrolling interests, including carried interest	3,564	12,778	(6,933)	16,342	(37,371)

Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$1,241	$3,226	$183	$4,467	$(4,424)

	Three months ended			Six months ended
Non-GAAP operating efficiency ratio, net of noncontrolling interests (Dollars in thousands, except ratios)	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
GAAP noninterest expense	$104,180	$98,576	$89,012	$202,756	$176,152
Less: amounts attributable to noncontrolling interests	2,880	3,231	2,848	6,111	6,235
Less: impairment of goodwill	—	—	—	—	4,092

Non-GAAP noninterest expense, net of noncontrolling interests	$101,300	$95,345	$86,164	$196,645	$165,825

GAAP taxable equivalent net interest income	$106,948	$101,362	$92,235	$208,310	$184,318
Less: income (losses) attributable to noncontrolling interests	25	(7)	(16)	18	(30)

Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	106,923	101,369	92,251	208,292	184,348
Non-GAAP noninterest income, net of noncontrolling interests	37,236	35,382	34,372	72,618	59,383

Non-GAAP taxable equivalent revenue, net of noncontrolling interests	$144,159	$136,751	$126,623	$280,910	$243,731

Non-GAAP operating efficiency ratio	70.27%	69.72%	68.05%	70.00%	68.04%

Non-GAAP non-marketable securities, net of noncontrolling interests (Dollars in thousands)	June 30, 2010	March 31, 2010	June 30, 2009
GAAP non-marketable securities	$616,101	$591,692	$478,694
Less: noncontrolling interests in non-marketable securities	362,065	344,890	285,127

Non-GAAP non-marketable securities, net of noncontrolling interests	$254,036	$246,802	$193,567

Non-GAAP tangible common equity and tangible assets (Dollars in thousands, except ratios)	June 30, 2010	March 31, 2010	June 30, 2009
GAAP SVBFG stockholders’ equity	$1,237,103	$1,173,480	$1,019,219
Less:
Preferred stock	—	—	222,391
Intangible assets	935	979	774

Tangible common equity	$1,236,168	$1,172,501	$796,054

GAAP total assets	$14,903,986	$14,125,249	$11,465,887
Less:
Intangible assets	935	979	774

Tangible assets	$14,903,051	$14,124,270	$11,465,113

Risk-weighted assets	$7,814,851	$7,325,011	$7,549,912

Tangible common equity to tangible assets	8.29%	8.30%	6.94%
Tangible common equity to risk-weighted assets	15.82	16.01	10.54